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                                                                   Exhibit 11(b)


                        CONSENT OF INDEPENDENT AUDITORS



We consent to the references to our firm under the captions "Counsel and Auditors" and "Financial Statements" and to the incorporation by reference of our report dated January 21, 1997 with respect to the Bond, International Bond, Short Duration, Short-Intermediate Bond, U.S. Government Securities and U.S. Treasury Index Portfolios, comprising the Fixed Income Portfolios of the Benchmark Funds, in the Registration Statement (Form N-1A) of The Benchmark Funds filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 34 to the Registration Statement under the Securities Act of 1933 (Registration No. 2-80543) and in this Amendment No. 35 to the Registration Statement under the Investment Company Act (Registration No. 811-3605).



                                                     ERNST & YOUNG LLP



Chicago, Illinois
May 13, 1997